Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ABRAXAS PETROLEUM CORPORATION

AS SELLER

AND

LIME ROCK RESOURCES V-A, L.P.

AS BUYER

DATED JANUARY 3, 2022

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF SELLER		25

8.1	Status of Formation	25
8.2	Authority	25
8.3	Validity of Obligations	26
8.4	Authorizations for Expenditures	26
8.5	Contractual Restrictions	26
8.6	Litigation	26
8.7	Permits	26
8.8	Taxes	26
8.9	Environmental Laws	26
8.10	Preferential Purchase Rights	27
8.11	Material Contracts	27
8.12	Broker’s Fees	27
8.13	Bankruptcy Proceedings	27
8.14	Compliance with Laws	27
8.15	Production Imbalances	27
8.16	Certain Financial Obligations	28
8.17	Inactive Wells	28
8.18	Certain Expenses	28
8.19	Related Assets	28
8.20	Consents	28
8.21	Wells and Payout Balances	28
8.22	Insurance	28
8.23	Access	29
8.24	Records	29
8.25	Employee Matters	29
8.26	Restructuring Documents	29
8.27	Casualty	29
8.28	Scope of Representations of Seller	29

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF BUYER		30

9.1	Status of Formation	30
9.2	Authority	30
9.3	Validity of Obligations	30
9.4	Qualification and Bonding	31
9.5	Non-Security Acquisition	31
9.6	Evaluation	31
9.7	Financing	31
9.8	Capitalization	31
9.9	Broker’s Fees	31

ARTICLE X CERTAIN AGREEMENTS OF SELLER		32

10.1	Maintenance of Assets	32
10.2	Transfer Orders	32
10.3	Preferential Rights	32
10.4	Records and Contracts	33
10.5	Delivery of Assets	33
10.6	Delivery of Lease Assignments	33
10.7	Like-Kind Exchange	33
10.8	Cooperation	34
10.9	Successor Operator	34

10.10	Consents	34
10.11	Schedule Supplements	34
10.12	Restructuring	34

ARTICLE XI CERTAIN AGREEMENTS OF BUYER		35

11.1	Plugging Obligation	35
11.2	Bonds, Letters of Credit and Guarantees	35
11.3	Seller’s Logos	35
11.4	Transfer Orders	35
11.5	Delivery of Lease Assignments	35
11.6	Cooperation	35

ARTICLE XII CONDITIONS PRECEDENT TO OBLIGATION OF BUYER		36

12.1	Representations and Warranties; Covenants	36
12.2	Seller Closing Deliverables	36
12.3	No Litigation	36
12.4	Releases	36
12.5	Restructuring	37

ARTICLE XIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		37

13.1	Representations and Warranties; Covenants	37
13.2	Buyer Closing Deliverables	37
13.3	No Litigation	37

ARTICLE XIV TERMINATION		37

14.1	Causes of Termination	37
14.2	Termination for Title/Environmental Defects	37
14.3	Effect of Termination	37

ARTICLE XV INDEMNIFICATION		38

15.1	Indemnification by Seller	38
15.2	Limitations	38
15.3	Indemnification by Buyer	39
15.4	Insurance; Mitigation	40
15.5	Notification	40

ARTICLE XVI MISCELLANEOUS		41

16.1	Casualty Loss	41
16.2	Confidentiality	41
16.3	Notice	41
16.4	Press Releases and Public Announcements	42
16.5	Governing Law	42
16.6	Schedules and Exhibits	42
16.7	Expenses, Taxes and Recording	42
16.8	Assignment	43
16.9	Entire Agreement; No Reliance	43
16.10	Severability	43
16.11	Captions	43
16.12	Disclaimers Conspicuous	43
16.13	Certain Interpretive Matters	43
16.14	Counterpart Execution	44
16.15	Waiver of Certain Damages	44
16.16	No Waiver	44

EXHIBITS

Exhibit A — Assignment and Bill of Sale
Exhibit B — Certificate of Non-Foreign Status
Exhibit C — Transition Agreement
Exhibit D — Special Warranty Deed

SCHEDULES

2.1(a)-1 (Leases)

2.1(a)-2 (Wells)

2.1(a)-3 (DSUs)

2.1(c) (Contracts)

2.1(g) (Legal Descriptions of Certain Assets)

2.1(h) (Records)

2.2 (Excluded Assets)

2.3 (Retained Liabilities)

3.4 (Allocation)

8.4 (Authorization for Expenditures)

8.5 (Contractual Restrictions)

8.6 (Litigation)

8.7 (Permits)

8.8 (Taxes)

8.9 (Environmental Matters)

8.10 (Preferential Purchase Rights)

8.11 (Material Contracts)

8.14 (Compliance with Laws)

8.15 (Production Imbalances)

8.16 (Certain Financial Obligations)

8.17 (Inactive Wells)

8.20 (Consents)

8.21 (Payout Balances)

8.22 (Insurance)

8.25 (Employee Matters)

10.1 (Maintenance of Assets)

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”) is entered into as of this 3rd day of January 2022, by and between ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Seller” or “the Company”), and LIME ROCK RESOURCES V-A, L.P., a Delaware limited partnership (“Buyer”). Buyer and Seller are together referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.

Seller desires to effectuate a restructuring of Seller’s existing indebtedness through a multi-part interdependent de-levering transaction consisting of: (i) the sale of certain oil, gas and mineral properties and other assets to Buyer pursuant to this Agreement; (ii) the pay down of a portion of the First Lien Debt (as defined below) from proceeds of such sale; and (iii) a debt for equity exchange of the Second Lien Debt (as defined below) and any First Lien Debt that remains outstanding following the pay down described in the foregoing clause (ii) for preferred equity interests in Seller.

B.

In connection with the foregoing, Seller has entered into (a) that certain Settlement and Lien Release Agreement, dated as of the date hereof, by and among the Company, the lenders under the First Lien Debt Agreement and the First Lien Agent (as defined below) and certain hedge counterparties, pursuant to which (i) the First Lien Agent has agreed to release its liens and security interests arising under the First Lien Debt Agreement and (ii) the lenders and hedge counterparties under the First Lien Debt Agreement and the related secured hedge contracts have agreed to terminate the First Lien Debt Agreement and related loan documents and release any remaining obligations and liens upon payment of the Release Amount (as defined in such Settlement and Lien Release Agreement) (the “First Lien Release Agreement”), (b) that certain Amendment No. 2 to Forbearance Agreement, dated as of the date hereof, with the lenders and administrative agent under the Second Lien Debt Agreement (as defined below) (such Amendment, together with Forbearance Agreement dated March 31, 2021, to which it relates, the “Second Lien Forbearance”), (c) AG Energy Funding, LLC, a Delaware limited liability company (“AG”), and Seller have entered into that certain Exchange Agreement, dated as of the date hereof (the “Debt Exchange Agreement”), pursuant to which Seller will issue and sell Series A Preferred Stock of Seller in exchange for the transfer to the Company by AG of all its claims outstanding under the Second Lien Debt, which such claims will thereafter automatically be deemed paid and satisfied in full, discharged, terminated, released and cancelled for all purposes under the Second Lien Debt Agreement (such transactions referred to in clauses (a) through (c), collectively, the “Restructuring” and the First Lien Release Agreement, the Second Lien Forbearance, and the Debt Exchange Agreement, collectively, the “Restructuring Documents”).

C.

In order to effectuate the Restructuring, effective immediately prior to the consummation of the Restructuring, Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

D.	Buyer desires to purchase from Seller such assets on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the meanings ascribed to them below when used herein with initial capital letters:

(a) “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Asset Tax” means (i) any state or local personal or real property Tax relating to any portion of the Assets; and (ii) any state or local Tax that is based on or measured by the production of Hydrocarbons from the Assets or the receipt of proceeds therefrom, including any sales, use, value added, excise, severance, and ad valorem Taxes (but excluding any income Taxes, and any franchise, employment, labor, unemployment, or similar Tax).

(c) “Assignments and Bills of Sale” means the Assignments and Bills of Sale, substantially in the form attached hereto as Exhibit A, effecting the sale, transfer, conveyance and assignment of the Assets to Buyer.

(d) “Bodily Injury Claims” means Claims, Losses, Proceedings and Liabilities for physical injury to, or illness or death of, natural persons.

(e) “Buyer Environmental Liabilities” means any and all Claims, Losses, and Liabilities (including any damage to, or destruction or loss or diminution in value of any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the lands covered by the Leases), other than Retained Environmental Liabilities, arising out of or relating to the Assets, the condition, ownership, maintenance, or use of the Assets, or operations on or with respect to the Assets, by any Person, whether before, on, or after the Effective Time, to the extent: (i) arising under any past, present, or future Environmental Law or any Permit issued under any past, present, or future Environmental Law or other Law, including any violation, breach, or noncompliance with any Environmental Law or with any such Permit; (ii) arising out of or relating to the assessment, clean-up, removal, or other remediation of any Hazardous Material or other waste or materials of any kind that are subject to regulation under any Environmental Law; or (iii) arising out of or relating to any Release of Hazardous Materials or other contamination or pollution of the Environment.

(f) “Buyer Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) to the extent with regard to, in respect of, arising out of or attributable to the Assets, including those relating to the condition, ownership, operation, maintenance, or use of the Assets, or operations on or with respect to the Assets, whether arising or accruing before, on or after the Effective Time, but excluding in all cases (i) the Retained Liabilities, (ii) the Non-Asset Liabilities, and (iii) all Pre-Effective Time Liabilities, unless and until the earlier to occur of (A) third (3rd) yearly anniversary of the Closing Date and (B) such time as the aggregate amount of all Losses actually paid by Seller in respect of Pre-Effective Time Liabilities (including through any third party claim or pursuant to Seller’s indemnity obligations hereunder) and/or Seller’s other indemnity obligations under this Agreement (but, in each case, excluding any Losses paid by Seller in respect of Non-Asset Liabilities) equals or exceeds the Base Purchase Price, from and after which time all Pre-Effective Time Liabilities shall automatically become Buyer Liabilities and shall be assumed by Buyer for all purposes hereunder, except for those Claims, Losses, Proceedings and Liabilities asserted prior to the occurrence of such third yearly anniversary of the Closing Date, which shall remain the responsibility of Seller until the aggregate amount of all Losses actually paid by Seller in respect of Pre-Effective Time Liabilities (including through any third party claim or pursuant to Seller’s indemnity obligations hereunder) and/or Seller’s other indemnity obligations under this Agreement (but, in each case, excluding any Losses paid by Seller in respect of Non-Asset Liabilities) equals or exceeds the Base Purchase Price. Without limiting the generality of the foregoing (but excluding (x) the Retained Liabilities and the Non-Asset Liabilities in all cases and (y) the Pre-Effective Time Liabilities unless and until such Pre-Effective Time Liabilities become Buyer Liabilities as provided above), the Buyer Liabilities also include the following, to the extent relating to the Assets, whether arising or accruing before, on or after the Effective Time: (i) all Claims, Losses, and Liabilities for or in respect of Asset Taxes to the extent allocated to Buyer in Section 5.6; (ii) all Claims, Losses, and Liabilities for or in respect of transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, other than federal and state income and franchise Taxes; (iii) the Buyer Environmental Liabilities; and (iv) the Plugging and Abandonment Obligations.

(g) “Certificate of Non-Foreign Status” means a certificate substantially in the form attached hereto as Exhibit B.

(h) “Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated June 21, 2021 between Seller and Buyer.

(k) “DSU” means the proposed, established or hypothetical drilling, spacing or pooled units designated on Schedule 2.1(a)-3 formed by combining the Leases or portions thereof that include the lands described therein containing the Wells described in Schedule 2.1(a)-2.

(l) “Effective Time” means 12:01 a.m. (Central Time) on July 1, 2021.

(m) “Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (ERISA), and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

(n) “Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.

(o) “Environmental Laws” means any Law in effect as of the date of this Agreement relating to: (i) protection of human health or the Environment; (ii) Liability for or costs of Remediation or prevention of Releases of Hazardous Materials; (iii) Liability for or costs of any other actual or future threat to human health or the Environment; or (iv) any wrongful death, personal injury, or property damage that is caused by or related to the generation, handling, treatment, storage, disposal, transportation, exposure to, or the presence of a Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, any analogous state or local Laws, and all regulations promulgated pursuant to any of the foregoing.

(p) “First Lien Agent” means Société Générale in its capacity as administrative agent under the First Lien Debt Agreement, together with any successors thereto.

(q) “First Lien Debt” means all indebtedness and other obligations of the Company and any of its subsidiaries under the First Lien Debt Agreement, any terminated hedges secured by the collateral securing the First Lien Debt and all related loan and security documents, including all principal, interest and other fees and expenses due and owing thereunder.

(r) “First Lien Debt Agreement” means the Third Amended and Restated Credit Agreement dated as of June 11, 2014, by and among the Company, the financial institutions party thereto as Lenders (as defined therein), the Issuing Lender (as defined therein), and the First Lien Agent, as amended, supplemented or otherwise modified from time to time.

(s) “Fraud” means actual fraud by a Party with regard to the subject matter of the express representations and warranties made by such Party in this Agreement (as modified, in the case of Seller, by the Schedules attached hereto), which involves an intentional misrepresentation by such Party of such representations and warranties or an intentional concealment of facts with respect to such representations and warranties, with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

(t) “Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

(u) “Hazardous Material” means any: (i) petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; (ii) waste, gas, or other substance or material that is explosive or radioactive; (iii) “hazardous substance,” “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” as designated, listed, or defined (whether expressly or by reference) in any statute, regulation, Environmental Law, or other Law (including the Comprehensive Environmental Response, Compensation and Liability Act and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); (iv) other substance or material (regardless of physical form) that is subject to regulation under any Environmental Law or other Law that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property, or the enjoyment of life or property from the presence in the Environment of any solid, liquid, gas, odor, noise, or form of energy; or (v) compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (i), (ii), (iii), or (iv) above.

(v) “Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons produced in association with the foregoing, including coalbed methane and gas and CO².

(w) “Imbalance” means any Hydrocarbon production imbalance existing as of the Effective Time with respect to any of the Assets, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of, in the case of production imbalances, Seller having taken and sold for its account cumulative production which is greater or less than Seller’s Net Revenue Interest share in cumulative production.

(x) “Knowledge of Seller” means the actual conscious awareness of Kenneth W. Johnson (Vice President of Operations), Tod A. Clarke (Vice President of Land), Colby Cline (Rockies Area Manager) or Gary Bayne (District Supervisor).

(y) “Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority (including Environmental Laws).

(z) “Liability” means, with respect to any Person, any indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.

(aa) “Loss” means, subject to Section 16.15, any actual loss, damage, injury, Liability, fine, sanction, penalty, Tax, charge, fee, cost (including costs incurred in settlement of any Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.

(bb) “Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has resulted in or is reasonably likely to result in a material adverse effect on the value, ownership or operation of the Assets, taken as a whole and as currently valued, owned or operated as of the date of the execution of this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, in and of itself, arising out of or attributable to: (i) general economic conditions, political conditions or conditions generally affecting the industry in which Seller operates; (ii) any changes in financial, banking, securities or commodities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism upon the United States, or the escalation or worsening thereof; (iv) any action expressly required by this Agreement or any action taken (or omitted to be taken) at the request or consent of Buyer; (v) any changes in applicable Laws or accounting rules, including GAAP, or the enforcement, implementation or interpretation of such Laws or rules; (vi) any natural or man-made disaster or acts of God; (vii) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) the announcement or other disclosure of the transactions to be consummated under, or as referenced in, this Agreement; or (ix) changes to the credit markets in general, including changes in interest rates or the availability of financing.

(cc) “Material Contract” means any Contract: (i) that can reasonably be expected to result in aggregate payments or aggregate revenues of more than $100,000.00 during the current or any subsequent calendar year or $200,000.00 in the aggregate (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues); (ii) that is an indenture, mortgage, deed of trust, UCC financing statement, loan, financing, indebtedness, credit or sale-leaseback or similar Contract that creates a lien on all or any portion of the Assets; (iii) that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease cannot be terminated by Seller without penalty upon sixty (60) days or less notice; (iv) that is an operating agreement, a farmout agreement, participation agreement, exploration agreement, development agreement, joint venture agreement, unitization agreement, pooling agreement, injection, repressuring or recycling agreement or other similar Contract; (v) that contains a call on production; (vi) between Seller and any Affiliate of Seller that will not be terminated prior to Closing; (vii) that contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; or (viii) that includes non-competition restrictions or other similar restrictions on doing business.

(dd) “Non-Asset Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) only to the extent (i) not materially related to the condition, ownership, operation, maintenance, or use of the Assets or (ii) with regard to, in respect of, arising out of or attributable to (A) the Excluded Assets and any other assets of Abraxas or any of its Affiliates not included in the Assets; (B) current or former employees of Seller or its Affiliates including those related to Employee Benefit Plans; (C) ownership, operation, management, financing, or operation of Seller or any of its Affiliates; (D) the officers, directors, shareholders and other holders of rights or options in and to Seller or any of its Affiliates whether equity or debt; (E) Taxes of Seller or any of its Affiliates other than Asset Taxes; (F) violations of federal or state securities Laws and blue sky Laws by Seller or its Affiliates or any other claims relating to Seller’s securities; (G) bankruptcy of Seller or any of its Affiliates; (H) fraudulent transfers relating to the Assets or any other assets of Seller or its Affiliates; (I) the Restructuring Documents and Restructuring; (J) any obligation or liability of Seller or any of its Affiliates to the extent not relating to the Assets; (K) actual (and not constructive) fraud by Seller or any of its Affiliates relating to claims made by a third party; (L) Seller or any of its Affiliates relationship with Angelo Gordon Energy Servicer, LLC, or any of its Affiliates; (M) contracts and agreements other than the Leases and Contracts; or (N) any other Claims, Losses, Proceedings and Liabilities to the extent not related to the condition, ownership, operation, maintenance, or use of the Assets, or operations on or with respect to the Assets.

(ee) “Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

(ff) “Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.

(gg) “Permitted Encumbrances” means any one or more of the following described below or created or described in documents described below:

(i) The terms and conditions of the Leases and any lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens in favor of Seller or a third party if the net cumulative effect of such terms, conditions and burdens (A) does not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well or DSU below the Net Revenue Interest for such Well or DSU set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3 as applicable, and (B) does not increase the Working Interest for such Well or DSU above the Working Interest for such Well or DSU set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3, as applicable, without a proportionate increase in Net Revenue Interest; and (C) is not reasonably expected to have a material effect on the exploration, development and production of the Assets;

(ii) All operating agreements, unit agreements, unit operating agreements, pooling agreements, pooling designations and Contracts (other than an indenture, mortgage, deed of trust, UCC financing statement, loan, financing, indebtedness, credit or sale-leaseback or similar Contract that creates a lien on all or any portion of the Assets) to the extent that such agreements (A) do not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well or DSU below the Net Revenue Interest for such Well or DSU set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3, as applicable; (B) do not increase the Working Interest for any Well or DSU above the Working Interest for such Lease, Well or DSU set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3, as applicable, without a proportionate increase in Net Revenue Interest and (C) individually, are not reasonably expected to have a material effect on the exploration, development and production of the Assets;

(iii) All Orders and Permits to the extent the same (A) do not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well or DSU below the Net Revenue Interest for such Well or DSU set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3, as applicable; (B) do not increase the Working Interest for any Well or DSU above the Working Interest for such Well or DSU set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3, as applicable, without a proportionate increase in Net Revenue Interest, and (C) individually, are not reasonably expected to have a Material Adverse Effect on the exploration and development of the Asset;

(iv) Division orders and production sales contracts terminable without penalty upon no more than sixty (60) days’ notice to the purchaser;

(v) The Preferential Rights set forth on Schedule 8.10, and the Consents set forth on Schedule 8.20;

(vi) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent;

(vii) All rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;

(viii) Easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations currently conducted on any Lease;

(ix) Liens arising under the Leases, operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or delinquent;

(x) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(xi) Rights and interests of owners of any oil and gas interests in formations, strata, horizons, or depths other than those covered by the Leases;

(xii) Failure to record Leases issued by any Governmental Authority, or any assignments and transfers of such Leases, in the real property, conveyance, or other records of the county in which such Leases are located, provided that all subsequent instruments evidencing Seller’s chain of title to such Leases are recorded with the Governmental Authority that issued any such Lease and such failure to record is in compliance and not inconsistent with the rules and regulations of the Governmental Authority issuing such Lease;

(xiii) Defects based on or arising out of the failure of a Lease to hold a specified number of net acres after the primary term of such Lease expires after the Closing Date due to a retained acreage or partial termination provision, or any similar provision in the Lease providing that the Lease will terminate except for a limited number of acres around each producing well;

(xiv) Lack of division orders for any Lease or Well, or failure to obtain waivers of maintenance of uniform interest or similar provisions in operating agreements burdening assignments in Seller’s chain of title to the Lease unless there is a pending unresolved claim from a third party with respect to the failure to obtain such waiver;

(xv) Liens and encumbrances for current period Asset Taxes;

(xvi) All rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any Governmental Authority;

(xvii) Any defects or irregularities which are based solely on a lack of information in Seller’s files, references to any document if a copy of such document is not in Seller’s files or of record, or the inability to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, or a reference to an additional unrecorded instrument in such unrecorded instrument, if no claim has been made under such unrecorded instrument within the last twenty-five (25) years; and

(xviii) Except for purposes of Seller’s special warranty of Defensible Title in the Assignments and Bills of Sale, such other defects or irregularities of title or encumbrances as Buyer may have waived.

(hh) “Permitted Title Irregularities” means the following minor defects in record title to the Assets; (i) any defect arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by applicable Law or is required for an adequate legal description; (ii) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets; (iii) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets; (iv) any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession, unless affirmative evidence shows that such failure results in another party’s actual and superior claim of title to the Assets; (v) any defect arising out of or related to any tax sale or sheriff sale, including any failures or deficiencies of notice that occurred or were conducted more than twenty-five (25) years prior to the execution of this Agreement or for which no proceeding or cause of action is pending with any Governmental Authority where a third party has asserted a superior claim of title to the Assets; (vi) any lien, obligation, burden, or defect that has been cured by possession, passage of time or the applicable statute of limitations; (vii) any gap in the chain of title, unless such gap is confirmed by an abstract of title, title opinion, or landman’s title chain or runsheet; (viii) any lien, obligation, burden, or defect arising from expired oil and gas leases relating to the Lands that are not surrendered or released of record, unless an abstract of title, title opinion, or landman’s title chain or runsheet reflects a competing chain of title claimed by a third party; (ix) any lien, obligation, burden, or defect that affects only which Person has the right to receive royalty payment or payments from the proceeds of production and that does not affect the validity of the underlying Asset; or (x) the absence of any lease amendment, consent or ratification by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, provided that such absence does not reduce Seller’s Net Revenue Interest as set forth on Schedule 2.1(a)-2 or Schedule 2.1(a)-3 as applicable.

(ii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(jj) “Plugging and Abandonment Obligations” means any and all responsibility and Liability for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, replugging, and abandonment of all Wells; (ii) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets; (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable Laws, Permits, Orders, and contracts and agreements; (v) the necessary and proper dismantling, salvaging, removal and abandonment of any and all equipment, inventory or other Assets; (vi) all Liabilities and obligations relating to the items described in clauses (i) through (v) above arising from requirements under contracts and agreements and Claims made by Governmental Authorities or third parties claiming any vested interest in the Assets; and (vii) obtaining and maintaining all bonds, surety arrangements, and supplemental or additional bonds and surety arrangements, that may be required by Laws, Permits, Orders, or contracts, or may otherwise be required by any Governmental Authorities with respect to the foregoing obligations.

(kk) “Pre-Effective Time Liabilities” means all liabilities of Seller to the extent with regard to, in respect of, arising out of or attributable to the condition, ownership, operation, maintenance, or use of the Assets, or operations on or with respect to the Assets and arising or accruing prior to the Effective Time, other than the Non-Asset Liabilities and the Retained Liabilities.

(ll) “Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

(mm) “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment.

(nn) “Representative” means, with respect to either Party, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Party, including legal counsel, accountants, lenders and financial advisors.

(oo) “Retained Environmental Liabilities” means all Claims, Losses, Proceeding and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable to (i) the off-site transportation and disposal by or on behalf of Seller of Hazardous Materials from or relating to the Assets in connection with Seller’s operation thereof prior to the Effective Time, (ii) any fines or penalties under Environmental Law(s) assessed by any Governmental Authority against Seller in respect of the Assets prior to the Effective Time; or (iii) Bodily Injury Claims arising prior to the Effective Time out of or relating to any past or present environmental Releases, conditions or occurrences in, on or over the Assets or arising out of or relating to any past or present violation or noncompliance with any Environmental Law.

(pp) “Retained Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) to the extent with regard to, in respect of, arising out of or attributable to (i) Asset Taxes to the extent allocated to Seller in Section 5.6; (ii) any Proceeding pertaining to the Assets pending before any Governmental Authority or arbitrator as of the date of execution of this Agreement, including those set forth on Schedule 8.6; and (iii) the Retained Environmental Liabilities.

(qq) “Second Lien Debt” means all indebtedness and other obligations of the Company and its subsidiaries under the Second Lien Debt Agreement and all related loan and security documents, including all principal, interest and other fees and expenses due and owing thereunder.

(rr) “Second Lien Debt Agreement” means that certain Term Loan Credit Agreement, dated as of November 13, 2019, by and among the Company, the financial institutions party thereto as Lenders, and Angelo Gordon Energy Servicer, LLC, as administrative agent, as amended, supplemented or otherwise modified from time to time.

(ss) “Tax” or “Taxes” means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(tt) “Transition Agreement” means a transition agreement, substantially in the form attached hereto as Exhibit E, to be executed by the Parties at the Closing providing for the provision by Seller to Buyer of certain transition services for a limited period of time after the Closing, to the extent that employees of Seller are available therefor.

1.2 Terms. The following additional terms have the meanings ascribed to them in the Sections designated below:

Defined Term	Section
AG	Preamble
Agreement	Preamble
Allocated Value/Allocated Values	3.4
Assets	2.1
Base Purchase Price	3.2
Buyer	Preamble
Buyer Group	15.1
Casualty	8.27
Closing	4.1
Closing Adjustment Statement	5.1
Closing Date	4.1
Contracts	2.1(c)
Consents	8.20
Debt Exchange Agreement	Preamble
Deductible Amount	15.2(b)
Defensible Title	6.3
Disclosed Environmental Matters	8.9
Exchange Transaction	10.7(a)
Exchanging Party	10.7(a)
Excluded Assets	2.2
First Lien Release Agreement	Preamble
Indemnified Party	15.5
Indemnifying Party	15.5
Intermediary	10.7(c)
Leases	2.1(a)
Net Revenue Interest	6.3(a)(i)
Non-Exchanging Party	10.7(a)
Over-Produced	8.15
Party/Parties	Preamble
Post-Closing Adjustment Statement	5.3(a)
Preferential Right	8.10
Purchase Price	3.2
Records	2.1(h)
Related Assets	2.1(d)
Restructuring	Preamble
Restructuring Documents	Preamble

Defined Term	Section
Second Lien Forbearance	Preamble
Seller	Preamble
Seller Group	15.3
Suspense Funds	5.4
Survival Period	15.2(a)
the Company	Preamble
Under-Produced	8.15
Wells	2.1(a)
Working Interest	6.3(a)(ii)

ARTICLE II

SALE AND PURCHASE OF THE ASSETS

2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(a) except to the extent described on Schedule 2.2, all of (i) the oil and gas leases listed on Schedule 2.1(a)-1 (the “Leases”), including the leasehold interests, mineral interests, royalty interests, overriding royalty interests, payments out of production, reversionary rights, contractual rights to development and/or production, and all other rights and interests relating thereto; (ii) any and all Hydrocarbons, water, CO2, disposal, injection or other wells located on or attributable to the Leases, including those identified on Schedule 2.1(a)-2 or Schedule 3.4 (the “Wells”); (iii) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases or the lands used in the operation thereof; (iv) all rights and interests in respect of any pooled or unitized acreage located in whole or in part within each Lease, including all Hydrocarbon production from the pool or unit allocated to any such Lease and all interests in any wells within the unit or pool associated with such Lease, regardless of whether such unit or pool production comes from wells located within or without the Leases; and (v) all rights and interests in the DSUs including all Hydrocarbon production from the pool or unit allocated to any such DSU and all interests in any wells within such DSU regardless of whether such production comes from wells located within or without the Leases;

(b) all of the Hydrocarbons in and under the Leases and the DSUs or produced from the Wells or that is otherwise attributable thereto;

(c) except to the extent described on Schedule 2.2, and only to the extent assignable and applicable to the Assets, all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, production sales contracts, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, salt water disposal agreements, water injection agreements, well service agreements, gas balancing agreements, division orders, transfer orders, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights which are owned or held by Seller or to which Seller is a party, in whole or in part, and are appurtenant or relate to any Lease, Well or DSU (collectively, the “Contracts”), including but not limited to those set forth on Schedule 2.1(c);

(d) except to the extent described on Schedule 2.2, all of the real, personal and mixed property and facilities located in or on the Leases which is owned by Seller, in whole or in part, including surface and subsurface well equipment; casing; tanks; tank batteries; dehydration facilities; salt water gathering, disposal and injection systems; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; valves; meters; separators; fixtures; machinery and other equipment, including field maintenance and communications systems related to the Leases and owned by Seller; SCADA system assets; temporary office buildings and the contents thereof; pipelines; gathering lines; field processing equipment; inventory and all other improvements used in the operation thereof (the “Related Assets”);

(e) to the extent assignable, all Permits, as well as any applications for the same, related exclusively to the Leases, Wells or DSUs or the use or operation thereof;

(f) except to the extent described on Schedule 2.2, all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases, surface and subsurface use agreements, and other rights to use the surface estate, in each case to the extent appurtenant to and used or held primarily for use in connection with the ownership or operation of the Leases, Wells, or DSUs;

(g) except to the extent described on Schedule 2.2, all inventory, vehicles, office leases, buildings, warehouses, yards, radio towers, radio licenses, radio equipment, furniture, office equipment, computers and related peripheral equipment, computer software, oil and gas accounting systems, and geologic or geophysical analysis software located in such facilities, in each case to the extent appurtenant to and used or held primarily for use in connection with the ownership or operation of the Leases, Wells, or DSUs (except to the extent the transfer of such assets is restricted by contract with a third party and such third party has not consented to the transfer), specifically including, without limitation, (x) the field office/tool shop, (y) the two residential houses located in Watford City, North Dakota, and (z) the field office located in Lusk, Wyoming, all as more particularly described on Schedule 2.1(g);

(h) except to the extent the same constitute or relate to any item, property, or interest described on Schedule 2.2, copies of all of Seller’s files, records, data and electronically stored information relating to the items described in subsections (a), (b), (c), (d), (e), (f) and (g) above, including title records (title opinions, division order title opinions and any title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, prospect files and related information; graphical production curves and all related matters and construction documents; all geophysical and seismic records, data and information, including that identified on Schedule 2.1(h) (except (i) to the extent the transfer, delivery or copying of such records are restricted by contract with a third party and such third party has not consented to the transfer, delivery or copying of such documents; (ii) all documents and instruments of Seller that may be protected by the attorney work-product or attorney-client privilege; (iii) all accounting and Tax files, books, records, Tax returns and Tax work papers related to such items; (iv) records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith) (collectively, the “Records”);

(i) the Suspense Funds set forth in Section 5.4;

(j) all Seller leased and owned vehicles used in the operation of the Assets;

(k) the field offices, man camps, mobile homes and associated real property held or used in connection with the Assets and any Related Assets located thereon;

(l) the office leases held or used in connection with the Assets and any Related Assets located thereon;

(m) all Claims and causes of action, including any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against third parties and claims for adjustments and refunds, but only to the extent attributable to any of the Buyer Liabilities or any period after the Effective Time, and excluding in all cases the same to the extent attributable to the Retained Liabilities or the Excluded Assets; and

(n) all audit rights, counterclaims, crossclaims, offsets or defenses and similar rights, but only to the extent attributable to any of the Buyer Liabilities or any period after the Effective Time and excluding in all cases the same to the extent attributable to the Retained Liabilities or the Excluded Assets.

2.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein, the following (collectively, the “Excluded Assets”):

(a) except to the extent relating to any Buyer Liabilities and except for which an upward adjustment has been made to the Purchase Price, all accounts receivable or rights to payment accruing or attributable to any period before the Effective Time, including the right to any payments with respect to any royalties or net profits, the full benefit of all liens and security for such accounts or rights to payment, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing;

(b) except to the extent relating to any Buyer Liabilities and except for which an upward adjustment has been made to the Purchase Price, all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest attributable to periods prior to the Effective Time, including amounts recoverable through audits with respect to periods prior to the Effective Time;

(c) all rights or interest of Seller in any intellectual property, industrial property, and other proprietary rights (or portion thereof), including any trademarks and trade names, other than the Records;

(d) all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), and information relating to the Excluded Assets;

(e) all studies related to reserve assessments and economic estimates and analyses;

(f) all records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith;

(g) all rights, interests, obligations and Liabilities in respect of any (i) futures trade, put option, synthetic put option, call option, or other arrangement relating to commodities entered into by a Person on any commodities exchange to hedge such Person’s exposure to or to speculate on commodity prices; and (ii) swap, collar, floor or other derivative transaction or hedging arrangement of any type or nature whatsoever in the over-the-counter derivatives market;

(h) all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Assets;

(i) except to the extent relating to any Buyer Liabilities and except for which an upward adjustment has been made to the Purchase Price, and subject to Section 16.1(c), all rights under policies of insurance held by Seller or any of its Affiliates and claims under such policies, and all policies of insurance issued by Seller and its Affiliates;

(j) subject to Section 16.1(c), all guarantees, warranties and indemnities (other than the warranties and indemnities set forth in this Agreement or the Assignments and Bills of Sale) issued by or for the benefit of Seller or any of its Affiliates;

(k) Seller’s area-wide bonds, permits and licenses and other permits, licenses or authorizations used in the conduct of Seller’s business generally or Seller’s business other than the Assets;

(l) except to the extent relating to any Buyer Liabilities, audit rights under operating agreements or other contracts or agreements with respect to periods before the Effective Time or in connection with any other Excluded Assets or Retained Liabilities (and Buyer will cooperate with Seller to facilitate Seller’s exercise of such rights);

(m) subject to Section 16.1(c), all rights, Claims, refunds, causes of action, or choses in action of Seller under this Agreement or any other agreement or instrument entered into or delivered in connection with this Agreement, or the transactions contemplated hereby or arising out of or relating to any of the other Excluded Assets;

(n) to the extent relating to the other Excluded Assets or any matter for which Seller owes indemnity to Buyer hereunder, all warranties and rights to indemnification recoverable from any third party;

(o) all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes to the extent such proceeds relate to any other Excluded Assets;

(p) all rights, interests, and properties not described in Section 2.1 that are neither located in the State of North Dakota nor held or used in connection with the Assets; and

(q) those other items listed or described on Schedule 2.2.

2.3 Buyer Liabilities, Retained Liabilities and Non-Asset Liabilities.

(a) On the terms and subject to the conditions of this Agreement, upon and subject to the Closing, Buyer hereby assumes and agrees to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the Buyer Liabilities.

(b) Provided that the Closing occurs, Seller shall retain and agrees to timely and fully pay, perform and otherwise discharge, without recourse to Buyer or its Affiliates, (i) all of the Retained Liabilities and Non-Asset Liabilities and (ii) all Pre-Effective Time Liabilities that have not become Buyer Liabilities.

2.4 “As Is, Where Is” Purchase. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER SHALL ACQUIRE THE ASSETS AND ASSUME THE BUYER LIABILITIES ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS. BUYER HAS INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SHALL ASSUME ALL RISKS AND LIABILITIES THAT THERE MAY BE HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR OTHER MATERIALS OR SUBSTANCES IN, ON OR UNDER THE ASSETS, OR THAT THE ASSETS HAVE ANY OTHER ADVERSE PHYSICAL CONDITIONS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATING TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO BUYER, REGARDLESS OF WHEN THE LIABILITY OR RESPONSIBILITY AROSE.

ARTICLE III

PURCHASE PRICE

3.1 Deposit. Intentionally Omitted.

3.2 Purchase Price. The purchase price for the Assets is $87,200,000.00 (the “Base Purchase Price”), subject to adjustment as provided herein (as adjusted, the “Purchase Price”).

3.3 Adjustments to the Base Purchase Price. At the Closing, adjustments to the Base Purchase Price shall be made, without duplication, as follows in accordance with Section 5.1.

(a) The Base Purchase Price shall be adjusted upward by:

(i) an amount equal to the amount of proceeds derived from the sale of Hydrocarbons, net of royalties, severance and ad valorem Taxes received by Buyer and attributable to the Wells which are, in accordance with generally accepted accounting principles, attributable to Seller pursuant to Section 5.2;

(ii) Asset Taxes in respect of periods (or portions thereof) beginning on or after the Effective Time and ending on or before the Closing Date paid by Seller;

(iii) an amount equal to the costs, expenses and other expenditures relating to the Assets (whether capitalized or expensed), including (i) royalties, overriding royalties, and similar burdens on production; (ii) rentals, shut-in well payments, and other lease maintenance payments; and (iii) all operating expenses (other than Seller’s overhead) paid by Seller as a reasonable and prudent operator in the oil and gas industry consistent with past practice in the region where the Assets are located and in accordance with this Agreement, for the period from the Effective Time to the Closing Date;

(iv) all amounts owed to Seller by third parties as of the Effective Time under the Contracts with respect to any Imbalances existing at the Effective Time measured in accordance with Section 5.2, such amounts to be determined for Imbalances by multiplying the Imbalance volume by $1.00 per MMBtu; and

(v) any other amount agreed upon in writing by Seller and Buyer.

(b) The Base Purchase Price shall be adjusted downward by:

(i) an amount equal to the amount of proceeds derived from the sale of Hydrocarbons, net of royalties and severance and ad valorem Taxes paid by Seller, received by Seller and attributable to the Wells which are, in accordance with generally accepted accounting principles, attributable to Buyer pursuant to Section 5.2;

(ii) an amount equal to the costs, expenses and other expenditures relating to the Assets that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Effective Time (exclusive of the suspended proceeds transferred from Seller to Buyer at Closing pursuant to Section 5.4), regardless of how such costs, expenses and other expenditures are calculated, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such costs, expenses and other expenditures shall be used;

(iii) all amounts owed by Seller to third parties as of the Effective Time under the Contracts with respect to any Imbalances existing as of the Effective Time measured in accordance with Section 5.2, such amounts to be determined for Imbalances by multiplying the Imbalance volume by $1.00 per MMBtu; and

(iv) any other amount agreed upon in writing by Seller and Buyer.

(c) Seller shall have the right to collect any receivable, refund or other amounts associated with periods and derived from events occurring prior to the Effective Time. To the extent that Buyer collects any such receivable, refund or other amounts which do not adjust upward the Base Purchase Price pursuant to Section 3.3(a), Buyer shall promptly remit any such amounts to Seller.

(d) Buyer shall have the right to collect any receivable, refund or other amounts associated with periods and derived from events occurring from and after the Effective Time. To the extent that Seller collects any such receivable, refund or other amounts which do not adjust downward the Base Purchase Price pursuant to Section 3.3(b), Seller shall promptly remit any such amounts to Buyer.

(e) For all purposes under this Agreement, the determination of whether any amounts, monies, proceeds, receipts, credits, income, expenditures, costs, expenses, disbursements, obligations, liabilities and other matters are attributable to the period before, on or after the Effective Time shall be made in accordance with generally accepted accounting principles, provided that, to the extent applicable, the date of the performance of any service or delivery of the goods as reflected on the vendor’s invoice for such costs shall be controlling for purposes of allocating same.

3.4 Allocation. The Base Purchase Price shall be allocated to the Assets as set forth on Schedule 3.4. Seller and Buyer agree that the values allocated to various portions of the Assets, which are set forth on Schedule 3.4 (singularly with respect to each item, the “Allocated Value,” and, collectively, the “Allocated Values”), shall be binding on Seller and Buyer. Seller and Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060 of the Code and to prepare Form 8594 (Asset Acquisition Statement under Section 1060), in a manner consistent with the terms of this Agreement (including the allocation set forth on Schedule 3.4, the Post-Closing Adjustment Statement and the amounts of the Buyer Liabilities) and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to the other Party or with such other Party’s prior consent. Seller and Buyer agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service.

ARTICLE IV

CLOSING

4.1 Closing. The sale and purchase of the Assets and the assumption of the Buyer Liabilities (the “Closing”) shall be held on or before January 3, 2022 (the “Closing Date”). The Closing will take place at the offices of Seller. The Closing shall be effective for all purposes as of the Effective Time.

4.2 Deliveries by Seller. At Closing, Seller shall deliver to Buyer:

(a) a certificate of an officer of Seller evidencing compliance with the conditions set forth in Section 12.1;

(b) the Assignments and Bills of Sale duly executed by Seller, including duly executed recordable counterparts for filing in the relevant individual counties where the Assets are located;

(c) a Certificate of Non-Foreign Status duly executed by Seller;

(d) the transfer orders (or letters in lieu thereof) to be executed by Seller pursuant to Section 10.2;

(e) change of operator forms executed by Seller and reasonably suitable for filing with applicable Governmental Authority;

(f) assignments of leases with any Governmental Authority duly executed by Seller pursuant to Section 10.6;

(g) special warranty deeds for the conveyance of certain fee Assets described in Section 2.1(g) as reasonably agreed to by the Parties, substantially in the form attached hereto as Exhibit F, as duly executed by Seller;

(h) Records, Contracts, Permits and governmental authorizations in accordance with Section 10.5;

(i) the Transition Agreement duly executed by Seller;

(j) a listing of suspended funds and the proceeds related thereto as required by Section 5.4; and

(k) except for any Permitted Encumbrances or Permitted Title Irregularities, complete executed releases in form and substance reasonably satisfactory to Buyer of all indentures, mortgages, deeds of trust, bonds, UCC financing statements, loans, financings, liens and similar Contracts encumbering the Assets, in each case, securing Seller’s obligations for borrowed money, including but not limited to, those described in First Lien Debt Agreement and the Second Lien Debt Agreement.

4.3 Deliveries by Buyer. At Closing, Buyer shall deliver to Seller or Seller’s designee:

(a) the Purchase Price set forth in the Closing Adjustment Statement by wire transfer of immediately available funds to the following account: Société Générale, ABA No. 026-004-226, Acct. LSG, Acct. No. 9051422, Attn. Cheriese Brathwaite, Ref. Abraxas.

(b) the Assignments and Bills of Sale duly executed by Buyer, including duly executed recordable counterparts for filing in the relevant individual counties where the Assets are located;

(c) a certificate of an officer of Buyer evidencing compliance with the conditions set forth in Section 13.1;

(d) change of operator forms executed by Buyer and reasonably suitable for filing with applicable Governmental Authority;

(e) evidence, reasonably satisfactory to Seller, of Buyer’s compliance with Section 11.2, including copies of all bonds or letters of credit posted by Buyer and the acceptance thereof by applicable Governmental Authorities;

(f) the transfer orders (or letters in lieu thereof) to be executed by Buyer pursuant to Section 11.4;

(g) assignments of leases with any Governmental Authority duly executed by Buyer pursuant to Section 11.5;

(h) special warranty deeds for the conveyance of certain fee Assets described in Section 2.1(g) as reasonably agreed to by the Parties, substantially in the form attached hereto as Exhibit F, as duly executed by Buyer; and

(i) the Transition Agreement, if necessary, duly executed by Buyer.

4.4 Further Cooperation and Restructuring. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement. Seller agrees to commence the consummation of the Restructuring immediately following the completion of the Closing.

ARTICLE V

PURCHASE PRICE ADJUSTMENTS

5.1 Closing Adjustments. With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of this Section 5.1, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Base Purchase Price contemplated by Sections 3.3(a) and 3.3(b). Seller shall submit the Closing Adjustment Statement to Buyer, together with appropriate data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than three (3) business days prior to the scheduled Closing Date. When available, actual figures will be used for the adjustments at Closing. To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 5.3 below. Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement. Agreed upon adjustments shall be taken into account in computing adjustments to be made to the Base Purchase Price at the Closing. If Buyer and Seller do not agree upon any given proposed adjustments, the amounts in dispute shall be deferred to the final adjustments as described in Section 5.3, and the amount of any such adjustments as proposed by Seller shall be used for purposes of computing adjustments to be made to the Base Purchase Price at the Closing.

5.2 Strapping and Gauging. Seller has caused (or will cause) the Hydrocarbons in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time. Seller has caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Hydrocarbons from the Leases to be read as of such time. The marketable Hydrocarbons in such storage facilities above the pipeline connection or through the meters on the pipelines prior to the Effective Time shall belong to Seller, and the Hydrocarbons delivered to such storage facilities upstream of the aforesaid meters from and after the Effective Time shall belong to Buyer and be included in the Assets.

5.3 Post-Closing Adjustments.

(a) A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual figures and reflecting the adjustments to the Base Purchase Price contemplated in Sections 3.3(a) and 3.3(b) shall be prepared and delivered by Seller to Buyer within one hundred twenty (120) days after the Closing, proposing final adjustments to the calculation of the Purchase Price based on the information then available. Seller or Buyer, as the case may be, shall be given reasonable access to and shall be entitled to a review and audit during normal business hours of the other Party’s records pertaining to the computation of amounts claimed in the Post-Closing Adjustment Statement. In the preparation of the Post-Closing Adjustment Statement, Seller shall take into account Section 5.6.

(b) Within sixty (60) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on or omitted from the Post-Closing Adjustment Statement. If Buyer does not raise any objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(c) If Buyer raises any objections to the Post-Closing Adjustment Statement, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item, then within thirty (30) days after Seller’s receipt of Buyer’s written objections to the Post-Closing Adjustment Statement, any such disputed item shall be submitted to KPMG US LLP, or such other Person as the Parties may mutually select. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

(d) Within five (5) days after the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Purchase Price paid at the Closing pursuant to the Closing Adjustment Statement and the actual Purchase Price set forth on the Post-Closing Adjustment Statement.

5.4 Suspended Funds. At the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Leases which are currently held in suspense and any interest payable thereon (“Suspense Funds”) and, to the extent Seller is able to identify the reasons therefor, a statement of such reasons and the applicable records pertaining thereto and shall transfer to Buyer all of those suspended proceeds. Based on such information received from Seller, Buyer shall distribute such suspended proceeds that it receives from Seller but shall have no further liability for funds suspended by Seller.

5.5 Audit Adjustments. Except to the extent relating to any Buyer Liabilities and except for which an upward adjustment has been made to the Purchase Price (i) Seller retains all rights to adjustments resulting from any operating agreement and other audit claims asserted against third-party operators on transactions occurring prior to the Effective Time (which includes Buyer, if applicable), and (ii) any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

5.6 Asset Taxes.

(a) Proration. Subject to the provisions of Section 5.6(b) below, all Asset Taxes with respect to the Assets, other than such Taxes which are Buyer Liabilities, shall be prorated between Seller and Buyer as of the Effective Time on the Closing Adjustment Statement and on the Post-Closing Adjustment Statement. On such settlement statements, Seller will be responsible for Asset Taxes attributable to time periods prior to the Effective Time and Buyer will be responsible for Asset Taxes for time periods on and after the Effective Time.

(b) Liability of Buyer. Asset Taxes attributable to periods of time prior to the Effective Time, to the extent not actually assessed or otherwise determined as of the date of Closing (for purposes of the Closing Adjustment Statement) and as of the date of the Post-Closing Adjustment Statement (for purposes of the Post-Closing Adjustment Statement), shall be computed based on each applicable Tax for the preceding tax year and prorated between Seller and Buyer as of the Effective Time on the Closing Adjustment Statement and prorated and readjusted as appropriate on the Post-Closing Adjustment Statement in accordance with such calculation methodology and any additional assessment, determination or corrective information received as of the date of the Post-Closing Adjustment Statement.

(c) Refunds of Asset Taxes paid (or to the extent payable but not paid due to offset against other Taxes) with respect to or attributable to the Assets shall be diligently pursued and promptly paid by the Party receiving the benefit of the payment or offset as follows: (a) except to the extent relating to any Buyer Liabilities and except for which an upward adjustment has been made to the Purchase Price, to Seller if attributable to Asset Taxes with respect to any Tax year or portion thereof ending on or before the Effective Time; and (b) except to the extent relating to any Retained Liabilities or any Non-Asset Liabilities and except for which a downward adjustment has been made to the Purchase Price, to Buyer if attributable to Asset Taxes with respect to any Tax year or portion thereof beginning from and after the Effective Time.

5.7 Cooperation. Each Party covenants and agrees to cooperate in all reasonable respects in the pursuit and payment of amounts referred to in Sections 5.3, 5.5 and 5.6.

ARTICLE VI

DUE DILIGENCE; TITLE MATTERS

6.1 General Access. Intentionally Omitted.

6.2 Seller’s Title.

(a) Seller hereby warrants that it has Defensible Title (as defined below) to all of the Assets and shall forever defend such Assets unto Buyer against every Person lawfully claiming the Assets or any part thereof, by, through or under Seller and not otherwise, but with full subrogation and substitution of Buyer in and to all covenants, representations and warranties of Seller’s predecessors in title. Except as provided in the immediately preceding sentence, all of Seller’s interests in the Assets are to be sold “AS IS” AND “WHERE IS” AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED. THE SPECIAL WARRANTY OF DEFENSIBLE TITLE DESCRIBED ABOVE IS THE EXCLUSIVE WARRANTY OF TITLE TO THE ASSETS BETWEEN BUYER AND SELLER AND IS IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF TITLE, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. The documents to be executed and delivered by Seller to Buyer transferring the Assets to Buyer shall be consistent with this Agreement and substantially in the form set forth in Exhibit A.

(b) Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer or its Affiliate shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communization, operating or other agreements which control the appointment of a successor operator.

6.3 Defensible Title. As used herein the term “Defensible Title” shall mean, subject to all Permitted Encumbrances and Permitted Title Irregularities, that title deducible of record or to the extent set forth on Schedule 2.1(a)-2, evidenced by the provisions of any joint, unit or other operating agreements or governmental orders relating to the Assets, that, although not constituting perfect or marketable title, can be successfully defended if challenged, which:

(a) as to each of the Wells:

(i) entitles Seller to receive not less than the interests shown on Schedule 2.1(a)-2 as the “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Well, all without reduction, suspension or termination of the Net Revenue Interest in each Well throughout the productive life of such Well, except (x) as stated in such Schedule; and (y) as such Net Revenue Interest may be reduced from time to time due to: (A) the establishment after the date of this Agreement of units, or changes in existing units (or the participating areas therein) after the date of this Agreement, whether voluntary or by Order; (B) the exercise after the date of this Agreement of non-consent rights under applicable operating agreements; or (C) the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the date of this Agreement;

(ii) obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, each Well not greater than the “Working Interest” shown on Schedule 2.1(a)-2 without a proportionate increase in the Net Revenue Interest, all without increase of the Working Interest in such Well through the plugging and abandonment of such Well, except (x) as stated in such Schedule; and (y)

as such Working Interest may be adjusted from time to time due to: (A) the establishment after the date of this Agreement of units, or changes in existing units (or the participating areas therein) after the date of this Agreement, whether voluntary or by Order; (B) the exercise after the date of this Agreement of non-consent rights under applicable operating agreements; or (C) the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the date of this Agreement.

(b) is free and clear of any material defects, liens, encumbrances and irregularities, except for the Permitted Encumbrances and Permitted Title Irregularities.

6.4 Defect Letters. Intentionally Omitted.

6.5 Rights and Remedies for Title Defects. Intentionally Omitted.

6.6 Possible Upward Adjustment. Intentionally Omitted.

ARTICLE VII

ENVIRONMENTAL ASSESSMENT

7.1 Physical Condition of the Assets. Intentionally Omitted.

7.2 Inspection and Testing. Intentionally Omitted.

7.3 Notice of Environmental Defects. Intentionally Omitted.

7.4 Rights and Remedies for Environmental Defects. Intentionally Omitted.

7.5 Remediation. Intentionally Omitted.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as follows:

8.1 Status of Formation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

8.2 Authority. Seller has the requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller’s certificate of incorporation or bylaws; (b) conflict with, breach or result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions or any material note, bond, mortgage, indenture or agreement to which Seller is a party or by which Seller or any of the Assets are bound; (c) violate any judgment, order, ruling or decree applicable to Seller; or (d) violate any Law.

8.3 Validity of Obligations. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, including, without limitation, approval by Seller’s board of directors and lenders. This Agreement has been duly executed and delivered by Seller, and any documents or instruments to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

8.4 Authorizations for Expenditures. Except as set forth on Schedule 8.4, with respect to the joint, unit or other operating agreements relating to the Assets, there are no outstanding calls or payments in excess of $150,000.00 (net to Seller’s interest) under authorizations for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

8.5 Contractual Restrictions. Except as set forth on Schedule 8.5, Seller has not entered into, and the Assets are not otherwise subject to, any contracts for the sale or transportation of production not cancelable on greater than thirty (30) days’ notice or received prepayments, take-or-pay arrangements, buydowns, buyouts for Hydrocarbons, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Hydrocarbons or pay refunds of amounts previously paid under such contracts or arrangements.

8.6 Litigation. Except as set forth on Schedule 8.6, there is no Proceeding pending or, to the Knowledge of Seller, threatened, relating to the Assets or Seller’s ownership or operation thereof.

8.7 Permits. With respect to Assets for which Seller is the operator, except as set forth on Schedule 8.7, Seller (a) has acquired all Permits from appropriate Governmental Authorities to conduct operations on the Assets in material compliance with applicable Laws; and (b) is in compliance in all material respects with all such Permits.

8.8 Taxes. Except as set forth on Schedule 8.8, with respect to the Assets, on and for all periods prior to Closing: (a) Seller has filed all Asset Tax returns required to be filed by Seller, (b) all Asset Taxes shown to be due on such returns have been paid, (c) there is no material dispute or Claim concerning any Asset Tax liability of Seller claimed or raised by any Tax authority in writing, and (d) none of the Assets are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

8.9 Environmental Laws. Except as set forth on any of Schedules 8.6, 8.7 or 8.9 (collectively, “Disclosed Environmental Matters”), as of the date of this Agreement, with respect to the Assets operated by Seller, and to the Knowledge of Seller with respect to the Assets not operated by Seller, the Assets have been operated in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of Seller, there are no Hazardous

Materials present in quantities or concentrations at, on, or under the Assets and there has been no release of Hazardous Materials at, under, in, or from the Assets which applicable Environmental Laws would require reporting to a Governmental Authority or which would result in an obligation to conduct Remediation or other response at any such Assets under any Environmental Law, any Permit, or under any environmental provisions of Leases or Contracts. Seller has made available or will make available to Buyer complete and correct copies of all material environmental site assessment reports and studies, audits, analyses and correspondence regarding environmental matters relating to the Assets that are in the possession or control of Seller or its Affiliates. To the Knowledge of Seller, there are no existing material Liabilities that would constitute Buyer Environmental Liabilities.

8.10 Preferential Purchase Rights. Except as set forth on Schedule 8.10, none of the Assets, or any portion thereof, is subject to any preferential rights to purchase applicable to the transactions contemplated by this Agreement (“Preferential Rights”).

8.11 Material Contracts.

(a) Schedule 2.1(c) sets forth all Contracts, including all Material Contracts, as indicated thereon.

(b) Neither Seller nor, to the Knowledge of Seller, any third party is in default, in each case in any material respect under any Lease or Material Contract, nor, to the Knowledge of Seller, does there exist any event or condition that, upon giving of appropriate notice or the lapse of time, would constitute a default in any material respect or entitle any party to a Lease or Material Contract to terminate such Lease or Material Contract. As of the date of this Agreement, Seller has made available to Buyer copies of all Leases and Material Contracts.

8.12 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer or any Affiliate of Buyer shall have any responsibility.

8.13 Bankruptcy Proceedings. There are no bankruptcy, reorganization, insolvency or receivership actions pending, being contemplated by, or, to the Knowledge of Seller, threatened against Seller.

8.14 Compliance with Laws. Except as set forth in Schedule 8.9 or 8.14, with respect to the Assets operated by Seller, and to the Knowledge of Seller with respect to the Assets not operated by Seller, the Assets have been operated in compliance in all material respects with applicable Laws.

8.15 Production Imbalances. Except as set forth on Schedule 8.15, with respect to the Wells operated by Seller, and to the Knowledge of Seller with respect to the Wells not operated by Seller, neither Seller nor any of its predecessors in title have collectively taken more (“Over-Produced”) or less (“Under-Produced”) production from the Wells located on such property (or on the DSUs in which such property participates) than the ownership of Seller and such predecessors in such property would entitle Seller and such predecessors (absent any gas balancing agreement or arrangement) to receive. For each property listed on Schedule 8.15, such Schedule reflects (a) whether Seller is in an Over-Produced or Under-Produced position, and (b) the amount of such Over-Production or Under-Production.

8.16 Certain Financial Obligations. Except as set forth on Schedule 8.16, with respect to the Assets operated by Seller, and to the Knowledge of Seller with respect to the Assets not operated by Seller, there are no material subsisting defaults as to payments to be made under Leases or Material Contracts (other than in cases where Seller has a good faith defense or basis for offset, which defense or basis is set forth in the applicable Schedule).

8.17 Inactive Wells. To the Knowledge of Seller, except as set forth and annotated on Schedule 8.17, there are no shut-in or otherwise inactive wells located on the Leases or on lands pooled or unitized therewith except for wells that have been properly plugged and abandoned.

8.18 Certain Expenses. Except as set forth on the Schedules hereto, there are no material subsisting defaults as to payments of expenses and liabilities relating to the ownership or operation of the Assets (other than in cases where Seller has a good faith defense or basis for offset, which defense or basis is set forth in the applicable Schedule).

8.19 Related Assets. With respect to the Assets operated by Seller, and to the Knowledge of Seller with respect to the Assets not operated by Seller, each material Related Asset is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its current use.

8.20 Consents. Except (a) as set forth in Schedule 8.20, (b) consents and approvals from Governmental Authorities for the assignment of the Assets (or the operation thereof) that are customarily obtained after such assignment, (c) under Contracts that are terminable upon sixty (60) days or less notice without payment of any fee and (d) for Preferential Rights, there are no material requirements for consents or approvals from any third party that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

8.21 Wells and Payout Balances. Schedule 8.21 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, to which the interests of Seller in any of the Assets is subject that would result in a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms). Except as set forth on Schedule 8.21, Seller does not have any unfulfilled drilling obligations affecting the Leases by virtue of a Contract. Neither Seller nor any of its Affiliates is under any obligation to drill a well pursuant to any offset drilling obligations with respect to the Assets or any obligation to pay compensatory royalties or other payments resulting from any offset drilling obligations.

8.22 Insurance. Schedule 8.22 sets forth a list of all insurance policies maintained by or for the benefit of Seller with respect to the Assets. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies are in full force and effect and enforceable in accordance with their terms. Seller is not in default under, and has not otherwise failed to comply with, any material provision contained in any such insurance policy.

8.23 Access. None of the Leases are subject to any restrictions on use of the surface in connection with operations that would materially affect such use or operations. Seller has a legal right of access to all of the Leases as would allow the use of any of the Assets for the purposes for which such Asset is currently owned and operated.

8.24 Records. The Records are current, accurate and complete in all material respects. The Records have been maintained in accordance with ordinary and customary industry standards in the domestic oil and gas industry, and all accounting records relating to the Assets have been prepared in accordance with ordinary and customary industry standards in the domestic oil and gas industry.

8.25 Employee Matters. Except as set forth on Schedule 8.25, Seller has materially complied, and remains in material compliance with, each Employee Benefit Plan and each Law relating to employment, including but not limited to, terms and conditions of employment, equal employment opportunity, non-discrimination, non-harassment, non-retaliation, immigration, wages and overtime, compensation of any kind, benefits, labor relations, collective bargaining, mass layoffs, plant closings, workplace injuries and illnesses, employee and contractor classifications, and employee privacy. Since four (4) years prior to the Effective Time, Seller has not incurred any material Liability with respect to non-compliance, or alleged non-compliance, of any Employee Benefit Plan or any Law relating to employment as described in the preceding sentence. To the Knowledge of Seller, there are no current or threatened Liabilities against Seller with respect to any Employee Benefit Plan or related to any actual or alleged violation of any Law related to employment as described in this Section 8.25. The representations in this Section 8.25 are limited to current and former employees and contractors who have worked on or with the Assets.

8.26 Restructuring Documents. Seller has made available to Buyer true, correct and complete copies of the executed Restructuring Documents.

8.27 Casualty. Since the Effective Time, there have been no acts of God having a direct impact on the Assets, including volcanic eruptions, lightning, earthquake, wind, storm, flood or drought, or fire, explosion, condemnation, or exercise of any right of eminent domain (a “Casualty”). A Casualty does not include depletion due to normal production and depreciation, failure of equipment or casing, or loss of ability to profitably market Hydrocarbons.

8.28 Scope of Representations of Seller. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CASE OF FRAUD, SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO BUYER, INCLUDING ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER, AFFILIATE OR CONTRACTOR OF SELLER WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM OR INTERNET SITE AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT. ANY AND ALL DATA,

RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iii) PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (vi) THE TAX ATTRIBUTES OF ANY ASSET.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows:

9.1 Status of Formation. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is, or by Closing will be, duly qualified to do business in the State of North Dakota.

9.2 Authority. Buyer has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set forth in this Agreement. The execution, delivery and performance of this Agreement by Buyer, and the transactions contemplated hereby, will not (a) violate any provision of the certificate of limited partnership, partnership agreement or other organizational document of Buyer; (b) conflict with, breach or result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions or any material note, bond, mortgage, indenture or agreement to which Buyer is a party or by which Buyer is bound; (c) violate any judgment, order, ruling or decree applicable to Buyer; or (d) violate any Law.

9.3 Validity of Obligations. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer, including, without limitation, approval by Buyer’s managers, directors and lenders. This Agreement has been duly executed and delivered by Buyer, and any documents or instruments to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer. This Agreement and any documents or instruments delivered by Buyer at Closing shall constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

9.4 Qualification and Bonding. Buyer, or an Affiliate operating company of Buyer, is, or by Closing will be, in compliance with the bonding and liability insurance requirements in accordance with all applicable Laws. Buyer is, or by Closing will be, and henceforth will continue to be qualified to own any federal or state oil and gas leases that constitute part of the Assets.

9.5 Non-Security Acquisition. Buyer intends to acquire the Assets for its own benefit and account and is not acquiring said Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities Laws, and that if, in the future, it should sell, transfer or otherwise dispose of said Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities Laws.

9.6 Evaluation. Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets, the Buyer Liabilities and the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). In entering into this Agreement and consummating the transactions contemplated hereby, Buyer has relied, and will rely, solely upon Seller’s representations contained in this Agreement and its own independent investigation, verification, analysis and evaluation of the Assets and has not relied on any representations or warranties by Seller other than those expressly set forth in this Agreement.

9.7 Financing. Buyer has, or by Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds, and will continue to maintain such available funds, to enable it to pay the Purchase Price to Seller at the Closing.

9.8 Capitalization. Buyer has, and at Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds, and will continue to maintain such available funds, to enable it to operate and maintain the Assets as a reasonable prudent operator and in compliance with all applicable Laws.

9.9 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller or any Affiliate of Seller shall have any responsibility.

ARTICLE X

CERTAIN AGREEMENTS OF SELLER

Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

10.1 Maintenance of Assets. Except as set forth on Schedule 10.1, with respect to the Wells operated by Seller, Seller has, from the Effective Time through the Closing:

(a) Administered and operated the Wells in accordance with the applicable operating agreements and prudent industry practice;

(b) Not introduced any new methods of management, operation or accounting with respect to any or all of the Assets;

(c) Operated in the ordinary course consistent with past practice the business conducted with the Assets and fulfilled all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments and has not knowingly and voluntarily waived any material rights under, amended or terminated any Material Contract;

(d) Intentionally Omitted;

(e) Not voluntarily abandoned any of the Wells other than as commercially reasonable or as required pursuant to the terms of a Lease or by regulation;

(f) Not, without the prior written consent of Buyer (which consent shall be totally within Buyer’s discretion), (i) entered into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production or pursuant to any agreements existing on the date hereof); (ii) granted any preferential right or other right to purchase or agreed to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) entered into any new sales contracts or supply contracts which cannot be cancelled upon thirty (30) days prior notice; (iv) incurred or agreed to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than $100,000.00 (net to Seller’s interest) or pursuant to any disclosed authorizations for expenditures covering the Assets); (v) terminated any insurance policies covering any of the Assets; (vi) voluntarily resigned as operator of any of the Wells; or (vii) removed any of the Related Assets from any Lease (except to move such Related Asset to another Lease); and

(g) To the extent within the Knowledge of Seller, promptly provided Buyer with written notice of (i) any Claims, Proceedings or other occurrences which affect the Assets in any material respect; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

10.2 Transfer Orders. Seller shall prepare and execute as of the Closing Date, in a form reasonably acceptable to Buyer, all necessary or appropriate transfer orders (or letters in lieu thereof) relating to the Assets designating Buyer as the appropriate party for payment from and after the Closing.

10.3 Preferential Rights. Intentionally Omitted.

10.4 Records and Contracts. Seller shall have the right, at its sole cost and risk, to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of two (2) years after the Closing Date (or for such longer period as corresponds to an applicable statute of limitations, as may have been extended by a relevant Governmental Authority), shall make available to Seller (at the location of such Records and Contracts in Buyer’s organization and during normal business hours) access to the Records and Contracts upon written request of Seller. In the event there are Records and Contracts that apply to both Assets and Excluded Assets, Seller may retain the originals of such Records and Contracts and provide copies thereof to Buyer.

10.5 Delivery of Assets. All tangible personal property included in the Assets, including Records, Contracts and Permits (or completed applications therefor, if applicable), shall be made available by Seller on the Closing Date at their existing locations, unless otherwise agreed to in writing by the Parties.

10.6 Delivery of Lease Assignments. Seller shall at the Closing execute and deliver to Buyer all assignments of leases with any Governmental Authority relating to or included in the Assets.

10.7 Like-Kind Exchange.

(a) Notwithstanding anything herein to the contrary, but subject to this Section 10.7, either Party (in such capacity, the “Exchanging Party”) may at any time prior to Closing assign all or any portion of its rights under this Agreement and take such other steps as required to satisfy the requirements of a like-kind exchange pursuant to Code section 1031 with respect to such Exchanging Party (an “Exchange Transaction”). Subject to the other provisions of this Section 10.7, the other Party (in such capacity, the “Non-Exchanging Party”) shall, as and when reasonably requested by the Exchanging Party from time to time, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further actions as the Exchanging Party may determine is reasonably necessary or appropriate for purposes of causing the contemplated transactions, in whole or in part, to satisfy the requirements of Code section 1031 with respect to the Exchanging Party.

(b) Notwithstanding the foregoing, unless the Exchanging Party provides for reimbursement or indemnity reasonably acceptable to the Non-Exchanging Party: (i) the Non-Exchanging Party shall not be obligated to pay any additional costs or incur any additional obligations or Liabilities in connection with the contemplated transactions if such costs, obligations or Liabilities arise out of or result from the Exchange Transaction; (ii) the Non-Exchanging Party shall not be obligated to take title to any other assets or property, or to undertake any obligations to any third party, as a result of the Exchange Transaction; and (iii) nothing herein shall be deemed the agreement of the Non-Exchanging Party to delay the Closing of, or payment under, this Agreement, in connection with the Exchange Transaction. The Non-Exchanging Party shall provide no assurance to the Exchanging Party that any particular tax treatment will be given to the Exchanging Party as a result of the Exchange Transaction, and the Non-Exchanging Party shall have no obligation to the Exchanging Party or any other Person if the Exchange Transaction fails to qualify as a “like kind exchange” under Code section 1031 or similar state or local tax provision.

(c) The Parties acknowledge and agree that a whole or partial assignment by the Exchanging Party of rights under this Agreement or any of the Assets to a qualified intermediary or exchange accommodation titleholder as required by Code section 1031 and the administrative rules governing same (an “Intermediary”) shall not (i) release the Exchanging Party from any of its Liabilities and obligations under this Agreement or any other documents or instruments to be executed and delivered pursuant to this Agreement, or (ii) expand any Liabilities or obligations of the Non-Exchanging Party under this Agreement or any other documents or instruments to be executed and delivered pursuant to this Agreement. The Exchanging Party and any such Intermediary, and their successors and assigns, shall be jointly and severally liable for the obligations and Liabilities of the Exchanging Party under this Agreement and the other documents or instruments to be executed and delivered pursuant to this Agreement, and shall indemnify, defend and hold harmless the Non-Exchanging Party from and against all Claims, Losses and Liabilities, if any, arising out of or resulting from an Exchange Transaction, including any Claims, Losses and Liabilities arising out of or resulting from the transfer, assignment or conveyance of any Assets to an Intermediary instead of the Exchanging Party.

(d) Any assignment by the Exchanging Party of all or any portion of its rights under this Agreement to an Intermediary shall be made specifically subject to the acknowledgement by such Intermediary of its obligations and Liabilities under this Section 10.7, and such Intermediary shall agree in writing to be bound thereby. Any assignment made in violation of this Section 10.7 shall be void.

10.8 Cooperation. Seller shall use commercially reasonable efforts to (a) assist Buyer in carrying out the obligations of Buyer pursuant to ARTICLE XI and (b) satisfy the conditions to Closing set forth in ARTICLE XII.

10.9 Successor Operator. From and after the date hereof, Seller will, for the account and at the expense of Buyer, exercise commercially reasonable efforts to assist Buyer or its Affiliate to succeed it, as of the Closing Date, as operator of the Assets Seller operates, but not the Excluded Assets; provided, however, that notwithstanding anything in this Agreement to the contrary, Seller does not warrant or guarantee that Buyer or its Affiliate will become the operator of all or any portion of the Assets.

10.10 Consents. Without limiting the representation contained in Section 8.20, Seller agrees that, promptly after executing this Agreement, it will (i) use reasonable efforts to identify all Consents applicable to the transaction contemplated hereby, and the names and addresses of such parties holding the same, and (ii) send to each such holder a notice seeking such holder’s consent to the transactions contemplated hereby.

10.11 Schedule Supplements. Intentionally Omitted.

10.12 Restructuring. Following the date hereof, without the prior written consent of Buyer, Seller shall not amend, modify or supplement (or permit to be amended, modified or supplemented) any Restructuring Document in a manner that could reasonably be expected to have an adverse effect on Buyer or otherwise on Seller’s ability to perform its obligations under this Agreement. Immediately following the Closing, Seller shall consummate the Restructuring in accordance with the terms of the Restructuring Documents (in each case in the form provided to Buyer, as the same may be amended, modified or supplemented in accordance with the immediately preceding sentence).

ARTICLE XI

CERTAIN AGREEMENTS OF BUYER

Buyer agrees and covenants that, unless Seller shall have consented otherwise in writing, the following provisions shall apply:

11.1 Plugging Obligation. After the Closing Date, Buyer shall perform and assume all liability for the necessary and proper plugging and abandonment of all Wells, including decommissioning and removal of all Related Assets and all surface restoration and remediation, except as set forth on Schedule 2.3.

11.2 Bonds, Letters of Credit and Guarantees. Buyer shall post the necessary bonds, or letters of credit and guarantees as required by any applicable Governmental Authorities, at Closing, or, if after reasonable efforts Buyer is unable to post such bonds, letters of credit or guarantees at Closing, as soon as reasonably possible after Closing, and Buyer shall provide Seller with a copy of same, and provide proof satisfactory to Seller that all applicable Governmental Authorities have accepted such bonds, letters of credit and/or guarantees as sufficient assurance to cover the plugging of all Wells and related matters. Further, Buyer shall provide to Seller copies of the approval by any applicable Governmental Authorities concerning change of operatorship of the Wells. Promptly following Closing, but, as to operator bonds, letters of credit or guarantees for Assets operated by Seller, in no event later than the transfer of operatorship of such Assets, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees as necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller. From and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such bonds, or letters of credit and guarantees of Seller that are not replaced by Buyer at or prior to Closing.

11.3 Seller’s Logos. Buyer shall promptly, but in no event later than the thirtieth (30th) day, after Closing, cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

11.4 Transfer Orders. Buyer shall execute as of the Closing Date all necessary or appropriate transfer orders (or letters in lieu thereof) relating to the Assets designating Buyer as the appropriate party for payment from and after the Closing.

11.5 Delivery of Lease Assignments. Buyer shall at the Closing execute and deliver to Seller all assignments of leases with any Governmental Authority relating to or included in the Assets.

11.6 Cooperation. Buyer shall use commercially reasonable efforts to (a) assist Seller in carrying out the obligations of Seller pursuant to ARTICLE X, and (b) satisfy the conditions to Closing set forth in ARTICLE XIII.

ARTICLE XII

CONDITIONS PRECEDENT TO OBLIGATION OF BUYER

The obligations of Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

12.1 Representations and Warranties; Covenants. (a) All representations and warranties of Seller contained in this Agreement (other than the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority), 8.3 (Validity of Obligations) and 8.26 (Restructuring Documents)) shall be true and correct in all respects, with the same force and without giving effect to any qualifiers as to materiality, or Material Adverse Effect, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects as of such other date) except for the failure of such representations and warranties to be so true and correct, when taken as a whole, as would not have a Material Adverse Effect; and (b) the representations and warranties of Seller contained in Sections 8.1 (Formation), 8.2 (Authority), 8.3 (Validity of Obligations) and 8.26 (Restructuring Documents) shall be true and correct in all respects other than any de minimis inaccuracies on and as of the Closing Date, as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects as of such other date); and (c) Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing; and (d) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, confirming the foregoing.

12.2 Seller Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 4.2.

12.3 No Litigation. No suit, action or other proceeding shall be pending before any court or Governmental Authority which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.4 Releases. Except for any Permitted Encumbrances or Permitted Title Irregularities, Seller shall be ready, willing and able to deliver to Buyer at the Closing executed complete releases in form and substance reasonably satisfactory to Buyer of all indentures, mortgages, deeds of trust, bonds, UCC financing statements, loans, financings, liens and similar Contracts encumbering the Assets, in each case, solely to the extent securing obligations for borrowed money including but not limited to, those described in the First Lien Debt Agreement and the Second Lien Debt Agreement.

12.5 Restructuring. (a) All conditions to the closing of the transactions contemplated by the Restructuring Documents shall have been satisfied or waived (excluding any condition that the Closing under this Agreement shall have occurred and any other conditions that, by their nature, cannot be satisfied until the closing of the applicable transactions contemplated by the Restructuring Documents) and (b) the parties to the Restructuring Documents shall stand ready, willing and able to consummate the transactions contemplated by the Restructuring Documents immediately following the Closing; provided, however, that if the closing of the Restructuring does not occur by one (1) business day following the Closing Date, at Buyer’s election in its sole discretion, Seller shall refund the Purchase Price paid at the Closing to Buyer, Buyer shall return the Assets and Buyer Liabilities to Seller and the Parties shall otherwise take such actions as are reasonably necessary to unwind the Closing of the transactions contemplated hereby.

ARTICLE XIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller) of each of the following conditions:

13.1 Representations and Warranties; Covenants. (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects, or, if any such representation or warranty is not expressly qualified by “materiality,” then in all material respects, as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects (or in all material respects, as applicable) as of such other date); (b) Buyer shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing; and (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, confirming the foregoing.

13.2 Buyer Closing Deliverables. Buyer shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 4.3, including, without limitation, the Purchase Price as set forth in the Closing Adjustment Statement.

13.3 No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or Governmental Authority which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

ARTICLE XIV

TERMINATION

14.1 Causes of Termination. Intentionally Omitted.

14.2 Termination for Title/Environmental Defects. Intentionally Omitted.

14.3 Effect of Termination. Intentionally Omitted.

ARTICLE XV

INDEMNIFICATION

15.1 Indemnification by Seller. From and after the Closing, except as otherwise provided in this Agreement, Seller shall defend, indemnify and hold harmless Buyer, its parent and subsidiary entities and other Affiliates, and each of their respective directors, officers, employees, agents and other representatives (the “Buyer Group”) from and against the following:

(a) Misrepresentations. All Losses arising from the breach by Seller of any of its representations or warranties set forth in ARTICLE VIII;

(b) Breach of Covenants. All Losses arising from the breach by Seller of any of its covenants set forth in this Agreement;

(c) Retained Liabilities and Non-Asset Liabilities. All Retained Liabilities and all Non-Asset Liabilities; and

(d) Pre-Effective Time Liabilities. All Pre-Effective Time Liabilities except to the extent any such Pre-Effective Time Liability has become a Buyer Liability.

15.2 Limitations. Notwithstanding Section 15.1, the following limitations shall apply to Seller’s indemnification obligations:

(a) Seller shall not be obligated to indemnify, defend or hold harmless Buyer for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period applicable to such Loss. The “Survival Period” applicable to Losses shall mean:

(i) With regard to a breach of the representations and warranties contained in Section 8.8 (Taxes), a period following the Closing ending ninety (90) days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim;

(ii) With regard to a breach of the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority) and 8.3 (Validity of Obligations), an indefinite period following the Closing;

(iii) With regard to all of the representations and warranties of Seller in this Agreement other than those described in clauses (i)-(ii) above, a period of one (1) year following the Closing;

(iv) With regard to a breach of any covenant contemplated to be performed prior to the Closing, a period one (1) year following the Closing;

(v) With regard to a breach of any covenant contemplated to be performed after the Closing, a period one (1) year following the date by which such covenant is contemplated to have been performed;

(vi) With respect to any Retained Liability or Non-Asset Liability, an indefinite period following the Closing; and

(vii) With respect to any Pre-Effective Time Liability, unless and until such Pre-Effective Time Liability becomes a Buyer Liability.

(b) Other than Seller’s obligations and responsibilities with respect to (i) Section 15.1(c) and Section 15.1(d) and (ii) breaches of the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority), 8.3 (Validity of Obligations), 8.12 (Broker’s Fees) and 8.26 (Restructuring Documents), Seller shall have no Liability for any Losses unless and until the aggregate Losses for which Buyer is entitled to recover under this ARTICLE XV exceeds one and a half percent (1.5%) of the Base Purchase Price (the “Deductible Amount”), after which the Buyer Group shall be entitled to recover only that portion of any amounts to which they are otherwise entitled under this ARTICLE XV that is in excess of the Deductible Amount.

(c) Other than Seller’s Liabilities with respect to (i) Section 15.1(c) and Section 15.1(d) and (ii) breaches of the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority), 8.3 (Validity of Obligations) and 8.12 (Broker’s Fees), Seller’s aggregate liabilities and obligations under this ARTICLE XV shall not exceed twenty five percent (25%) of the Base Purchase Price.

(d) Notwithstanding anything to the contrary herein, except in connection with the Non-Asset Liabilities and Retained Liabilities that would also constitute Non-Asset Liabilities, Seller’s aggregate liabilities and obligations to Buyer under this Agreement shall not exceed the Base Purchase Price.

(e) Notwithstanding clause (a)(iii), the representations and warranties contained in Sections 6.2(a) concerning Defensible Title (but not concerning the special warranty of Defensible Title) and 8.19 concerning Related Assets shall not survive the Closing, and Buyer Group shall not be entitled to make any claim for indemnification under this ARTICLE XV in respect thereof.

(f) The Parties acknowledge and agree that, from and after the Closing, except as otherwise provided in this Agreement or other documents delivered at Closing, the provisions in this ARTICLE XV shall contain the Parties’ exclusive remedies against each other with respect to the Assets, the Buyer Liabilities, Pre-Effective Time Liabilities and Retained Liabilities, the transactions contemplated by this Agreement, and the representations, warranties and covenants made herein or any other document or instrument entered into pursuant hereto or in connection herewith except in the case of Fraud.

15.3 Indemnification by Buyer. From and after the Closing, except as otherwise provided in this Agreement, Buyer shall defend, indemnify and hold harmless Seller, its parent and subsidiary entities and other Affiliates, and each of their respective directors, officers, employees, agents and other representatives (the “Seller Group”) from and against the following:

(a) Misrepresentations. All Losses arising from the material breach by Buyer of any of its representations or warranties set forth in ARTICLE IX;

(b) Breach of Covenants. All Losses arising from the material breach by Buyer of any of its covenants set forth in this Agreement; and

(c) Buyer Liabilities. All Buyer Liabilities.

15.4 Insurance; Mitigation. The amount of Losses required to be paid by any Indemnifying Party to indemnify the Indemnified Party pursuant to this Agreement shall be reduced to the extent of any amounts actually received by the Indemnified party pursuant to the terms of any insurance policies covering such claim to which the Indemnified Party may be entitled. Subject to the terms hereof, each Indemnified Party shall make reasonable efforts to mitigate or minimize all Liabilities upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Liabilities that are indemnifiable hereunder.

15.5 Notification. As soon as reasonably practical after obtaining knowledge thereof, any Party seeking indemnification under this Agreement (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) of any Claim or Proceeding which the Indemnified Party has determined has given or could give rise to a claim for indemnification under this ARTICLE XV. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this ARTICLE XV, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal or other proceeding) shall be at the discretion of and conducted by the Indemnifying Party. If an Indemnified Party shall settle any such action, suit or proceeding without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), the right of the Indemnified Party to make any claim against the Indemnifying Party on account of such settlement shall be deemed conclusively denied. An Indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an Indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this ARTICLE XV, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding, including entering into a joint defense privilege agreement.

ARTICLE XVI

MISCELLANEOUS

16.1 Casualty Loss. Intentionally Omitted.

16.2 Confidentiality. The Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the completion of Closing at which time it shall terminate. Notwithstanding the foregoing, either Party may disclose this Agreement and financial information (including pro forma financial information) with respect to the Assets in connection with filings made with the Securities and Exchange Commission, as required by Law or as required by the listing requirements of any US securities exchange, including, the New York Stock Exchange, NASDAQ, and OTCQX.

16.3 Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by prepaid overnight delivery service, or by facsimile or email addressed to the Party for whom it is intended at the following addresses:

If to Seller, to:

Abraxas Petroleum Corporation

18803 Meisner Dr

San Antonio, Texas 78258

Attn: Steven P. Harris, Vice President and Chief Financial Officer

Email: sharris@abraxaspetroleum.com

With a copy (which shall not constitute notice) to:

Dykema Gossett PLLC

112 E. Pecan Street, Suite 1800

San Antonio, Texas 78205

Attn: Jeffrey C. Gifford, Esq.

Email: jgifford@dykema.com

If to Buyer, to:

Lime Rock Resources V-A, L.P.

1111 Bagby St, Suite 4600

Houston, Texas 77002

Attn: Eric Mullins

Email: emullins@limerockresources.com

With a copy (which shall not constitute notice) to:

Lime Rock Resources V-A, L.P.

1111 Bagby St, Suite 4600

Houston, Texas 77002

Attn: Debra Sandefer

Email: dsandefer@limerockresources.com

or at such other address as any of the above shall specify by like notice to the other.

16.4 Press Releases and Public Announcements. No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller (i) that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates, or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such right or such consents.

16.5 Governing Law. This Agreement is governed by and will be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted to the jurisdiction of the courts of the State of Texas and venue shall be in the civil district courts of Harris County, Texas. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.6 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

16.7 Expenses, Taxes and Recording.

(a) Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement, regardless of whether the Closing occurs.

(b) Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, Seller shall join in the execution of any such Tax returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(c) Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall immediately file for and obtain the necessary approval of all Governmental Authorities to the assignment of the Assets and shall immediately file all change of operator forms to effect the change of operator where applicable. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable Governmental Authority. Buyer shall supply Seller with a true and accurate photocopy, .pdf or similar image file reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

16.8 Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, but without the need to obtain such other Party’s consent, either Party shall have the right (i) to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify the transfer of the Assets as a “like-kind” exchange for federal Tax purposes, or (ii) to assign this Agreement to an Affiliate of such assigning Party, provided that the assigning Party shall not be relieved of its obligations hereunder. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

16.9 Entire Agreement; No Reliance. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Each of the Parties expressly waives reliance on any facts, promises, undertakings, representations or warranties made by any other Party or such Party’s Representatives prior to the execution of this Agreement to the extent such facts, promises, undertakings, representations or warranties are not expressly reflected herein or in the Confidentiality Agreement.

16.10 Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

16.11 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

16.12 Disclaimers Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, ALL LANGUAGE IN IN THIS AGREEMENT IN ALL CAPITAL LETTERS ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.

16.13 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits of or to this Agreement, (ii) “or” is disjunctive but not necessarily exclusive, (iii) words expressed in the singular include plural and vice versa, (iv) the word “including” means “including without limitation,” (v) the word “days” means “calendar days” unless specified as “business days,” (vi) all references to “funds” or “$” are to lawful currency of the United States of America, and (vii) with respect to all dates and time periods in this Agreement, time is of the essence.

(b) No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(c) Except with respect to Persons entitled to indemnification hereunder, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies or constitute a ratification or assumption of any type.

16.14 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart, when executed and delivered, including by facsimile or e-mail, shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

16.15 Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential, special, exemplary or punitive damages, lost profits, lost business opportunities, or diminution in value with respect to any Claim, Proceeding, controversy or dispute arising out of or relating to this Agreement or the breach hereof, including any indemnification claim pursuant hereto, other than any such damages payable to any third party in respect of which a Party is otherwise entitled to indemnification hereunder.

16.16 No Waiver. No waiver by any Party of any condition of this Agreement or of any breach by any Party of any of the obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent breach of the same or any other obligation or representation by any Party. Forbearance by any Party to seek a remedy for any noncompliance or breach by any other Party shall not be deemed to be a waiver by the first such Party of its rights and remedies with respect to any such noncompliance or breach.

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Executed as of the day and year first above written.

Seller:

ABRAXAS PETROLEUM CORPORATION

By:	/s/ Robert L. G. Watson
Name:	Robert L. G. Watson
Title:	Chief Executive Officer

Buyer:

LIME ROCK RESOURCES V-A, L.P.

By:	/s/ Eric Mullins
Name:	Eric Mullins
Title:	Chief Executive Officer and Chairman